Exhibit 4.1

HARRY WINSTON DIAMOND CORPORATION
AMENDED STOCK OPTION PLAN

1.        INTERPRETATION

1.1        Defined Terms - For the purposes of this Plan, the following terms have the following meanings:

(a)        "Affiliate" means a Parent Corporation or a Subsidiary Corporation of a corporation;

(b)       "Adjusted Outstanding Issue" at a particular time means the Outstanding Issue at that time, less the number of Shares which have been issued pursuant to the Plan and/or any other Share Compensation Arrangement of the Company in the twelve month period immediately preceding such time;

(c)        "Black-Out Period" means any period designated by the Company or specified in a policy approved by the board of directors of the Company, during which insiders of the Company are subject to restrictions on trading in securities of the Company;

(d)        "Board" means the Board of Directors of the Company;

(e)         "Committee" means a committee of the Board appointed in accordance with this Plan, or if no such committee is appointed, the Board itself;

(f)         "Company" means Harry Winston Diamond Corporation;

(g)       "Date of Grant" means the date on which the Option is granted;

(h)        "Disability" means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than six months, and which causes an individual to be unable to engage in any substantial gainful activity;

(i)         "Effective Date" means the effective date of this Plan, which is June 12, 2000;

(j)         "Existing Options" means stock options granted prior to June 12, 2000 pursuant to Other Share Compensation Arrangements which have not been exercised or cancelled;

(k)        "Guardian" means the guardian, if any. appointed for an Optionee;

(I)         "Market Price" per Share at any day means the closing price of the Shares on the stock exchange which is the principal trading market for the Shares, as may be determined for such purpose by the Committee, on the trading day immediately preceding such day, or where there is no such closing price, the average of the most recent bid and ask prices of the Common Shares on such stock exchange.

(m)       "Option" means an option to purchase Shares granted pursuant to the terms of this Plan;

(n)        "Option Agreement" means a written agreement between the Company and an Optionee specifying the terms of the Option being granted to the Optionee under the Plan;

(o)        "Option Price" means the price at which a Share may be purchased by an Optionee under an Option;

(p)        "Optionee" means a Service Provider;

(q)        "Other Share Compensation Arrangement" means a stock option, stock option plan, including without limitation the 1997 Stock Option Plan of the Company, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares of the Company to Service Providers, including a share purchase from the Company which is financially assisted by the Company by way of a loan, guarantee or otherwise, but excluding the Plan and/or Options granted pursuant to the Plan;

(r)        "Outstanding Issue" means the number of Shares which are issued and outstanding as of a particular time, on a non-diluted basis;

(s)        "Parent Corporation" means any corporation in an unbroken chain of corporations ending with the Company if, at the Date of Grant, each corporation, other than the Company, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

(t)         "Plan" means this stock option plan of the Company;

(u)        "Related Person" means:

(i)      an insider of the Corporation as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the company; and

(ii)     an associate of any person referred to in clause (i) above.

(v)        "Reserved for Issuance" at any particular time refers to Shares which may be issued in the future upon the exercise of Options and Existing Options which are outstanding at that time;

(w)      "Service Provider" means:

(i)      any officer, director, insider, or full or part-time employee of the Company or any of its subsidiaries; and

(ii)    any other person engaged to provide ongoing management or consulting services for the Company or any entity controlled by the Company;

(x)        "Subsidiary Corporation" means any corporation in an unbroken chain of corporations beginning with the Company if, at the Date of Grant, each of the corporations, other than the last corporation, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

(y)       "Shares" means common shares without par value in the capital of the Company; and

(z)       "Term" means the period of time during which an Option is exercisable.

2.        STATEMENT OF PURPOSE

2.1        Principal Purposes - The principal purposes of the Plan are to:

(a)        promote a proprietary interest in the Company among the directors, officers, employees and consultants of the Company and its Affiliates;

(b)        retain and attract the qualified directors, officers, employees and consultants the Company and its Affiliates require:

(c)       provide a long-term incentive element in overall compensation; and

(d)       promote the long-term profitability of the Company and its Affiliates.

3.        ADMINISTRATION

3.1     Board or Committee - The Plan shall be administered by the Board or, if the Board so designates, by a Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members., remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

3.2     Quorum and Voting - A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this Section 3.2, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Options to him).

3.3       Powers of Committee - The Committee will have the power and authority to do the following;

(a)       administer the Plan in accordance with its express terms, including the authority to grant Options;

(b)        determine all questions arising in connection with the administration, interpretation, and application of the Plan, including all questions relating to the value of the Shares;

(c)         correct any defect, supply any information. or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(d)       prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(e)       determine the duration and purposes of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan; and

(f)         do the following with respect to the granting of Options:

(i)      determine when Options shall be granted,

(ii)     determine the employees, officers, directors, or consultants of the Company and of its Affiliates to whom Options shall be granted, based on the eligibility criteria set out in this Plan,

(iii)   determine the number of Shares subject to each Option,

(iv)    determine the Option Price of each Option,

(v)    determine the terms and provisions of the Option Agreement to be entered into with any Optionee (which need not be identical with the terms of any other Option Agreement),

(vi)   amend the terms and provisions of Option Agreements, provided the Committee obtains:

A.      the consent of the Optionee, and

B.      the approval of any stock exchange on which the Company is listed; and

(g)        make all other determinations necessary or advisable for administration of the Plan.

3.4     Administration by Committee - The Committee's administration of the Plan shall in all respects be consistent with the policies and rules of any stock exchange and/or over the counter market on which the Shares are listed. All determinations made by the Committee in good faith on matters referred to in Section 3.3 shall be final, conclusive, and binding upon the Company and the relevant Optionee.

4.        SHARES SUBJECT TO THE PLAN

4.1     Previously Granted Options - As of the Effective Date, any options to purchase common shares in the capital of the Company previously granted by the Company which remain outstanding shall be deemed to have been issued under the Plan.

4.2     Number of Shares - Subject to adjustment under the provisions of Section 8.3 hereof, the aggregate number of shares of the Company which may be issued and sold under the Plan after March 31, 2008 shall not exceed 6,000,000 Shares.

4.3     Expiry of Option - Should an Option expire, terminate or cease to be exercisable in accordance with the terms of the Plan without having been exercised in full, then the Shares which were set aside for issue pursuant to that Option but which were not issued shall become available for issue pursuant to the Plan.

4.4        Limitations - Options shall not be granted under the Plan which could result in:

(a)        the number of Shares Reserved for Issuance to any one person exceeding 2% of the Outstanding Issue at the time of the grant;

(b)       the number of Shares Reserved for Issuance to Optionees who are, at the time of the particular grant, Related Persons, exceeding 10% of the Outstanding Issue at the time of such grant;

(c)       the number of Shares issued within any one year period pursuant to the exercise of Options and Existing Options to Optionees who are, at the time of issuance, Related Persons, exceeding 10% of the Adjusted Outstanding Issue; or

(d)       the number of Shares issued within any one year period pursuant to the exercise of Options and Existing Options to any one Related Person and his or her associates exceeding 2% of the Adjusted Outstanding Issue.

Any entitlement to acquire Shares granted pursuant to the Plan or any Other Share Compensation Arrangement prior to the Optionee becoming a Related Person shall be excluded for the purposes of the limits set out in paragraphs (b), (c) and (d) above.

5.        ELIGIBILITY

5.1     Eligibility - Options may only be granted to Service Providers. A Service Provider shall not be precluded from being granted an Option solely because such Service Provider may previously have been granted an Option under the Plan.

5.2     No Violation of Laws - No Option shall be granted to any Service Provider unless the Committee has determined that the grant of such Option and the exercise thereof by the Service Provider will not violate the applicable securities laws.

6.        GRANTING OF OPTIONS

6.1     Grants of Options - The Committee may from time to time designate Service Providers to whom Options to purchase Shares may be granted and the number of Shares to be optioned to each, provided that the total number of Shares to be optioned shall not exceed the number provided in Section 4 of this Plan.

6.2     Option Agreement - Each Option granted under the Plan shall be evidenced by an Option Agreement between the Company and the Optionee in such form as shall be approved by the Board, which Option Agreement will include the following terms:

(a)       the number of Shares subject to purchase pursuant to such Option;

(b)       the Date of Grant;

(c)       the Term, including the provisions in Section 7 of this Plan;

(d)        the Option Price, provided that the Option Price shall not be less than the Market Price of the Shares on the last trading day preceding the Date of Grant;

(e)        any vesting schedule upon which the exercise of an Option is contingent, provided that the Committee shall have complete discretion with respect to the terms of any such vesting schedule, including, without limitation, discretion to:

(i)     allow full and immediate vesting upon the grant of such Option,

(ii)    permit partial vesting in stated percentage amounts based on the length of the Term of such Option, or

(iii)   permit full vesting after a stated period of time has passed from the Date of Grant;

(f)         the Option is not assignable or transferable; and

(g)        such other terms and conditions as the Committee deems advisable and are consistent with this Plan.

7.        OPTION TERM

7.1     Option Term - The Term of an Option, subject to the provisions of the Plan requiring acceleration of rights of exercise, will be such period as may be determined by the Committee but subject to the rules of any stock exchange or other regulatory body having jurisdiction (presently restricted to 10 years). In addition, each Option Agreement shall provide that:

(a)        upon the death of the Optionee, the Option may be exercised by the legal heirs or personal representatives of the Optionee until the date determined by the Committee which shall not be more than twelve months from the date of death;

(b)       if the position of an Optionee as a director or officer of the Company or of an Affiliate of the Company, or the employment of an Optionee as an employee or consultant of the Company or of an Affiliate of the Company, is terminated by the Company or its Affiliate by reason of such Optionee's Disability, any Option held by such Optionee that could have been exercised immediately prior to such termination of service shall be exercisable by such Optionee, or by his Guardian, for a period of 12 months following the termination of service of such Optionee;

(c)        if an Optionee who has ceased to be a director, officer, employee or consultant of the Company or of an Affiliate of the Company by reason of such Optionee's Disability dies within six months after the termination of such employment, any Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the legal heirs or personal representatives of such Optionee, and shall be exercisable by such person for a period of 12 months following the death of such Optionee;

(d)        if the Optionee shall no longer be a director, officer, employee or consultant of the Company or of an Affiliate of the Company by reason other than such Optionee's Disability, the Option shall terminate on the expiry of the period, not in excess of 60 days, prescribed by the Committee at the Date of Grant., following the date that the Optionee ceases to be a director, officer, employee or consultant of either the Company or an Affiliate of the Company;

provided that the number of Shares that the Optionee (or his Guardian or legal heirs or personal representatives) shall be entitled to purchase until such date of termination shall be the number of Shares which the Optionee was entitled to purchase on the date of death or the date the Optionee ceased to be a director, officer, employee or consultant of the Company or its Affiliate, as the case may be. Notwithstanding the foregoing provisions of this Section 7.1, the Committee may extend the period of time within which an Option held by a deceased Optionee may be exercised, or within which an Option may be exercised by an Optionee who has ceased to be a Service Provider for the Corporation, but such an extension shall not be granted beyond the original Expiry Date of the Option. Any extensions of options granted under this Plan which extend the term beyond three years from the date the Optionee ceased to be a Service Provider are subject to applicable regulatory approval.

7.2     Deemed Non-Interruption of Employment - Employment shall be deemed to continue intact during any sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, for so long as the Optionee's right to reemployment with the Company or an Affiliate of the Company is guaranteed either by statute or by contract; but if the period of such leave exceeds 90 days and the Optionee's reemployment is not so guaranteed, then his or her employment shall be deemed to have terminated on the ninety-first day of such leave.

7.3     Voluntary Termination - The Committee may, with the consent of an Optionee, cancel any outstanding Option.

8.        EXERCISE OF OPTION

8.1     Method of Exercise - An Option may be exercised from time to time by delivery to the Company at its head office or such other place as may be specified by the Company, of a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised accompanied by payment in full of the purchase price of the Shares then being purchased by way of certified cheque or bank draft. In the event of the exercise of an Option by an Optionee' s legal heirs or personal representatives, such legal heirs or personal representatives shall also deliver evidence satisfactory to the Company that they are entitled to exercise the Option.

8.2     Cashless Exercise — Exchange For Substituted Rights - In lieu of exercising an Option in accordance with paragraph 8.1, an Optionee may elect to exchange Options which have vested (the "Exchanged Options") for a right (the "Substituted Right") to acquire Shares, by the Optionee delivering to the Company at its registered office a written notice of exchange specifying the number of Options being exchanged, and electing to immediately surrender and exercise the Substituted Right. The number of Shares which shall be issued to the Optionee upon exercise of the Substituted Right, without payment of any additional consideration, shall be calculated as follows:

Number of Common Shares = Number of Substituted Rights x (Market Price - Option Price)

Market Price

where "Option Price" means the exercise price of the Exchanged Options.

Following surrender and exercise of a Substituted Right, the Corporation shall cause a certificate representing the number of Common Shares issuable upon exercise of the Substituted Right to be issued and delivered in the name of such optionee or the optionee's legal personal representative or as may be directed in writing by the optionee's legal personal representative.

8.3     Extension Due to Black-Out Period - The Corporation's Corporate Disclosure, Confidentiality and Employee Trading Policy (which policy, as amended from time to time, is referred to herein as the "Policy"), sets out certain trading restrictions in securities of the Corporation during certain black-out periods which may be prescribed by the Board of Directors pursuant to the Policy ("Black-Out Periods"). If the expiry date of any Option granted under the Plan would otherwise occur during or within 10 days following a Black-Out Period, the expiry date of such Option shall be extended to the first business day which is at least ten days after the end of such Blackout-Period.

8.4     Issuance of Certificate - As soon as practicable after exercise of an Option in accordance with Section 8.1 and 8.2, the Company shall issue a certificate evidencing the Shares with respect to which the Option has been exercised. Until the issuance of such certificate, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the certificate is issued.

9.        RESTRICTIONS ON EXERCISE

9.1     Regulatory Compliance - The exercise of each Option granted under the Plan shall be subject to the condition that if at any time the Company shall determine in its sole discretion that it is necessary or desirable to comply with-any legal requirements or the requirement of any stock exchange or other regulatory authority or to obtain any approval or consent from any such stock exchange or other regulatory authority as a condition of, or in connection with, such exercise or the issue of Shares as a result thereof, then in any such event such exercise shall not be effective unless such compliance shall have been effected or such approval or consent obtained on conditions satisfactory to the Company. The Company's inability to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares.

10.        RESTRICTIONS ON TRANSFER

10.1     Non-assignability - No Option shall be assignable, negotiable or otherwise transferable other than by will or the laws of descent and distribution and shall, subject to the terms hereof, be exercisable only by the Optionee to whom it is granted or such Optionee's legal heirs or personal representatives.

11.        ADJUSTMENTS

11.1     Alteration of Capital - In the event of any material change in the outstanding common shares of the Company prior to complete exercise of any Option by reason of any stock dividend, split, recapitalization, amalgamation, merger, consolidation,, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made in one or more of the maximum number or kind of shares issuable under the Plan or subject to outstanding Options or the Option Price of such shares. Any such adjustment shall be made in the sole discretion of the Board, acting on recommendations made by the Committee, and shall be conclusive and binding for all purposes of the Plan.

11.2     Acceleration Event - Subject to specific provisions in any stock option agreement to the contrary, Options shall become fully vested, and each Optionee shall be entitled to exercise his or her option in respect of the full number of optioned Shares, upon the occurrence of an Acceleration Event. For these purposes, an "Acceleration Event" means;

(a)         a change in control of the Company;

(b)         any sale, lease exchange or other transfer (in one transaction or a series or related transaction) of all or substantially all of the assets of the Company; and

(c)        the approval by the shareholders of the Company of any plan of liquidation or dissolution of the Company.

For the purposes of this Section 11.2 "change in control" means the occurrence at any time hereafter of any of the following events:

(a)       any change in the holding, direct or indirect, of voting shares of the Company as a result of which a person, corporation or other legal entity (hereinafter, "Person")., or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, are in a position to exercise effective control of the Company and for the purposes of this Agreement a Person, a group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, shall be deemed to be in a position to exercise effective control of the Company if either:

(i)     such Person or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, holds voting shares and/or other securities of the Company in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 20% of the votes attaching to all voting shares of the Company and such voting power is exercised so as to cause or result in the election of two or more of the nominees of such Person or Persons as members of the Board if such nominees (A) were not members of the Board immediately prior to the exercise of such voting power and (B) were not recommended to be elected to the Board by a majority vote of the Board prior to the exercise of such voting power; or

(ii)    such Person or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, holds voting shares and/or other securities of the Company in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 30% of the votes attaching to all voting shares of the Company;

(b)        the members of the Board as of the date hereof (or their respective successors, whose elections were acceptable to the then remaining members of the Board) cease to constitute a majority of the Board or of the board of directors of any successor to the Company, except as a result of the death, disability or normal retirement from such board;

A Person will be deemed to be a subsidiary, associate or affiliate of, or to be acting jointly or in concert with, another Person if such Person would be deemed to be a subsidiary, associate or affiliate of, or to be acting jointly or in concert with, such Person for the purpose of the Securities Act, Ontario, as amended, and the regulations and rules made thereunder, as now in effect or as the same may from time to time be amended, re-enacted or replaced.

11.3     No Fractions - No fractional Shares shall be issued upon the exercise of an Option and accordingly, if as a result of any adjustment set out above an Optionee would be entitled to a fractional Share, the Optionee shall have the right to purchase only the adjusted number of full Shares and no payment or other adjustment shall be made with respect to the fractional Share so disregarded.

12.        NO OBLIGATION TO RETAIN OPTIONEE

12.1     No Obligation to Retain Optionee - Nothing contained in this Plan shall obligate the Company or an Affiliate of the Company to retain an Optionee as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Company or Affiliates of the Company to reduce such Optionee's compensation.

13.        CONDITIONS PRECEDENT

13.1     Approvals - The Plan is subject to the approval, if required, of any stock exchange on which the Company's common shares are listed for trading and is also subject to approval by the shareholders of the Company. Any Options granted prior to such approvals shall be conditional upon such approvals being given and no such Options may be exercised unless such approvals, if required, are given.

14.        EFFECTIVE DATE OP PLAN

14.1     Effective Date - The Plan becomes effective on the date of its approval by the shareholders of the Corporation.

15.        AMENDMENT AND TERMINATION

15.1     Amendment and Termination - The board of directors may at any time amend or terminate the Plan. In connection with amendments, the board of directors may from time to time amend the Plan without approval from the shareholders of the Corporation, other than with respect to the following matters:

(a)    the maximum number of Common Shares reserved for issuance under the Plan;

(b)    a reduction in the exercise price for options held by insiders of the Corporation;

(c)    an extension to the term of any option held by insiders of the Corporation;

(d)    an increase in any limit on grants of options to insiders set out in the Plan; and

(e)     amendment provisions granting additional powers to the board of directors to amend the plan or entitlements without security holder approval.

15.2     No Grant During Suspension of Plan - No Option may be granted during any suspension or after termination of the Plan. Amendment, suspension, or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

16.        APPLICABLE LAW

16.1     Law - The laws of the Province of Ontario shall apply to the Plan and all rights and obligations hereunder shall be determined in accordance with such laws.

The foregoing stock option plan was adopted by the directors of the Company on June 12, 2000 and approved by the shareholders of the Company on July 27, 2000, and amended by the directors of the Company on February 21, 2001, March 28, 2002 and March 31, 2008, which amendments were approved by the shareholders of the Company on June 28, 2001 and on June 4, 2008.

HARRY WINSTON DIAMOND CORPORATION

/s/ Lyle R. Hepburn

Lyle R. Hepburn, Corporate Secretary